Exhibit 10.7

PURCHASE AND SALE AGREEMENT

DATED AS OF NOVEMBER 8, 2007

BY AND BETWEEN

STATE OF LOUISIANA, AS BUYER

AND

VISTA HOLDINGS, LLC, AS SELLER

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”), dated and effective as of November 8, 2007 (the “Effective Date”), is a contract whereby VISTA HOLDINGS, LLC, a limited liability company domiciled in Baton Rouge, Louisiana (hereinafter referred to as “Seller”), agrees to sell to STATE OF LOUISIANA (“Buyer”), upon the terms and provisions hereof, the following described real property and assets, situated in the Parish of East Baton Rouge, Louisiana, to wit:

RECITALS

A. Seller owns the facility located at 9032 Perkins Road, Baton Rouge, Louisiana 70808 (the “Hospital”) as well as the equipment used in the Hospital and an approximate 6,900 square foot office building and 20 acres of land, more on less, legally described in Exhibit A attached hereto.

B. Seller desires to sell and Buyer desires to purchase the Assets (defined below) owned by Seller pursuant to and in accordance with the terms and conditions hereof.

C. As a condition to Closing, certain conditions precedent as described in this Agreement must be satisfied.

NOW, THEREFORE, in consideration of the mutual covenants of the parties as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.

PURCHASE OF ASSETS AND PRE-CLOSING COVENANTS

1.1. Purchase of Assets. At the Closing, Seller will transfer to Buyer valid and merchantable title to all of the Assets with full warranty of title, free and clear of all Liens. As of the Closing, the “Assets” as set forth herein will consist of the following (except to the extent that any of the following are designated as Excluded Assets in Section 1.2 below):

(a) all inventory and supplies with respect to the Hospital (collectively, the “Inventory”);

(b) all of the tangible personal property used or useful with respect to the Hospital and MOB, including, without limitation, machinery, equipment, and fixtures that are listed on Schedule 1.1(b) (collectively, the “Personal Property”);

(c) all contract rights with respect to the Siemens leases on the MRI, CT scan and Raypak digitizing program and other leases identified on Schedule 1.1(c) to the extent and only to the extent Buyer notifies Seller in writing prior to the Closing Date that Buyer, in its sole discretion, elects to assume such contracts (to the extent so elected, the “Assumed Contracts”)

(d) the facility in which the Hospital is located (the “Hospital Facility”);

(e) the 6,900 square foot office building (the “MOB”); and

(f) the legal, equitable, and beneficial title to the 20 acres of land, more or less, on which the Hospital Facility and MOB are located (the “Real Property”), including all improvements thereon and all of Seller’s right, title and interest in and to any land lying in the bed of any street, road or avenue, opened or proposed, adjoining the Real Property.

1.2. Excluded Assets. Notwithstanding anything to the contrary contained herein, the Assets do not include any other assets of Seller, including without limitation, the following assets of Seller (collectively, the “Excluded Assets”):

(a) Seller’s rights under this Agreement, including the consideration paid to Seller pursuant to this Agreement,

(b) the tax records relating to the Hospital;

(c) Employee Benefit Plans relating to the employees of Seller and any and all rights therein or in the assets thereof;

(d) all accounts receivable or other rights to receive payments owing to Seller (the “Accounts Receivable”) including intercompany receivables of Seller with any of Seller’s Affiliates; notes, interest and other receivables of Seller and all claims, rights, interest and proceeds related thereto, disproportionate share payments and cost report settlements related thereto arising from the rendering of services to inpatients and outpatients in connection with the Hospital, billed and unbilled, recorded and unrecorded, for services provided by Seller prior to the Effective Date, whether payable by private pay patients, private insurance, Medicare, Medicaid, CHAMPUS, Blue Cross, or by any other source;

(e) all contracts not specifically agreed to by Buyer as Assumed Contracts pursuant to Section 1.1(c);

(f) all cash-on-hand, cash equivalents, certificates of deposit, and other investments in marketable securities of third party issuers as of the Closing Date;

(g) all tangible personal property of Seller that does not constitute Personal Property;

(h) all rights under insurance policies and insurance payments covering insured liabilities which are not Assumed Liabilities;

(i) any and all refunds, rebates, or other amounts paid to Seller relating to the termination or cancellation by Seller of any insurance policies owned by Seller.

(j) the tax and corporate records of Seller;

(k) the legal entities known as Vista Hospital of Baton Rouge, LLC; Vista Medical Management, LLC; and Seller, and all membership interests therein;

(l) all records, files and papers primarily pertaining to the Hospital, including general Hospital records and medical records;

(m) all permits, licenses, and certificates of need and provider numbers relating to the operation of the Hospital and the Hospital’s Medicare provider number; and

(n) all of the goodwill of and associated with the Hospital.

1.3. Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement or in any Transaction Document, and regardless of whether such liability is disclosed in this Agreement, in any of the Transaction Documents or on any Schedule or Exhibit hereto or thereto, Buyer, except for the Assumed Liabilities, will not assume, agree to pay, perform and discharge or in any way be responsible for any debts, liabilities or obligations of the Assets, Seller, or any of its Affiliates of any kind or nature whatsoever, arising out of, relating to, resulting from, or caused by any transaction, status, event, condition, occurrence or situation relating to, arising out of or in connection with the Hospital, the Assets or Seller existing, arising or occurring on, prior to or subsequent to the Closing Date, including, without limitation, any liabilities or obligations relating to or arising from the Excluded Assets (the “Excluded Liabilities”). Excluding the Assumed Liabilities, Seller agrees to satisfy all liabilities of Seller relating to the Assets at or prior to the Closing Date.

1.4. Assumed Liabilities. As of the Closing Date, Buyer will assume and agree to pay, perform and discharge in accordance with their respective terms the obligations under the Assumed Contracts, if any, accruing after the Closing Date (the “Assumed Liabilities”).

ARTICLE II.

CONSIDERATION AND MANNER OF PAYMENT

2.1. Purchase Price. The purchase price for the Assets (the “Purchase Price”) shall be $20,000,000.00. in U.S. Dollars.

2.2. Payment of Purchase Price. At the Closing, Buyer will pay to Seller the full purchase price of $20,000,000.00 by electronic funds transfer to LandAmerica Commonwealth Land Title Company as set forth in Section 5.1, provided such title company has delivered to Buyer on or before November 30, 2007 (i) an insured closing protection letter from a licensed title insurer in form and content reasonably acceptable to Buyer and (ii) the applicable account information and a completed W-9 form for such title company, including its tax identification number; LandAmerica shall in turn wire the settlement proceeds to Seller according to the wire transfer instructions attached as Exhibit 2.2 which instructions will be provided by Seller 10 days prior to Closing.

2.3 Prorations. All ad valorem property taxes payable upon the Assets shall be prorated between Seller and Buyer for the tax year in which the Closing is held on the basis of the tax statements for year, provided, however, if tax statements for the current year are not available as of the Closing Date, the tax proration between Seller and Buyer shall be made on the basis of taxes for the immediately prior tax year. Seller and Buyer agree to adjust the prorations at the end of the tax year, if necessary. This section shall survive the Closing.

ARTICLE III.

SELLER’ S REPRESENTATIONS AND WARRANTIES

Seller hereby represents and warrants to Buyer as of the Effective Date and the Closing Date, as follows:

3.1. Seller’s Organization, Good Standing and Authority. Seller is a limited liability company duly organized, validly existing and in good standing under Louisiana law. Seller has full capacity, power, right and authority to enter into and perform its respective obligations under this Agreement and each of the Transaction Documents to which it is a party. This Agreement and each of the Transaction Documents to which it is a party have been duly executed and delivered by Seller, and constitute the valid and binding obligations of Seller, enforceable against it in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and the availability of equitable remedies.

3.2. Assets. Seller has full power and authority to own and hold the properties and Assets. Seller has good and marketable title to the Assets, free and clear of any and all Liens. Upon consummation of the transactions contemplated by this Agreement, Seller will have conveyed, and Buyer will be vested with, good and marketable title to the Assets, free and clear of all Liens. All of the Assets that are personal property are in operable condition and repair, normal wear and tear expected, and none of such property requires any repair or replacement except for maintenance in the ordinary course. Except as identified in Section 1.1(c), none of the Assets are held under any lease, security agreement, conditional sales contract or other title retention or security agreement, are located other than at the Hospital Facility or are encumbered by any other Liens.

3.3. Approval. No consent, approval, order or authorization of, or registration, declaration, notice or filing with, any national, state, provincial, local, governmental, judicial, public, quasi-public or administrative authority or agency (collectively, “Governmental Authority”) or other Person is required to be made or obtained by Seller in connection with the authorization, execution, delivery and performance of this Agreement or any other Transaction Document, or the consummation of the transactions contemplated hereby and thereby.

3.4. Inventory. All of the Inventory is usable in the ordinary course of the Hospital’s operations, is fully paid for and not subject to consignment or conditional sales arrangements and no material portion of the Inventory is obsolete or damaged.

3.5. Taxes. There are no Liens for Taxes (other than current taxes not yet due and payable) upon any of the Assets.

3.6. No Default. Seller is not in default, and no event has occurred which with the giving of notice or the passage of time or both would constitute a default by such party, under any of the leases identified in Section 1.1(c) and, to the knowledge of Seller, no event has occurred which with the giving of notice or the passage of time or both would constitute such a default by any party to any such lease.

3.7. Real Property. Seller owns fee title to the Real Property described in Exhibit A hereto, together with all buildings, improvements and fixtures thereon and all appurtenances and rights thereto. There exist no mortgages, liens, restrictions, servitudes agreements, claims or other encumbrances affecting the Real Property which will interfere with Buyer’s use of the Assets in a manner consistent with the current use thereof by Seller. The Real Property will be conveyed to Buyer subject only to (i) current taxes not yet due and payable, and (ii) such easements and other restrictions of record shown on the title insurance commitment to be provided by Seller under Section 6.9 expressly agreed to by Buyer in writing (the foregoing items (i) through (ii) being referred to herein as the “Permitted Encumbrances”). Seller has not received written notice of any outstanding violation of any applicable ordinance or other law, order, regulation or requirement, and has not received notice of condemnation, lien, assessment or the like, relating to any part of the Real Property or the operation thereof. At Closing, Seller will convey to Buyer good and indefeasible title to the Real Property and the remainder of the Assets, subject to no mortgage, lien, pledge, security interest, conditional sales agreement, right of first refusal, option, restriction, liability, encumbrance or charge, other than the Permitted Encumbrances.

3.8. Litigation. Except as set forth on Schedule 3.8, there are no claims, counterclaims, actions, suits, orders, proceedings (arbitration, mediation or otherwise), investigations or judgments pending or, to the knowledge of Seller, threatened against or involving Seller, the Assets or, relating to the transactions contemplated hereby, at law or in equity, in any court or agency, or before or by any Governmental Authority, nor, to the knowledge of Seller, are there any facts, conditions or incidents that could be reasonably expected to result in any such actions, suits, proceedings (arbitration, mediation or otherwise) or investigations. Seller is not subject to any judgment, order or decree of any court or Governmental Authority.

3.9. Compliance with Applicable Laws; Permits. The Real Property is in compliance with all applicable laws and Seller has not received any notice of violation of law or municipal ordinance or order and knows of no facts which would constitute grounds for receiving any notice of a violation of such law, municipal ordinance or order.

3.10. Transaction Not a Breach. The execution, delivery and performance by Seller of this Agreement and the Transaction Documents will not:

(a) result in a breach of any of the terms or conditions of, or constitute a default under, or in any manner release any party thereto from any obligation under any mortgage, note, bond, indenture, contract, agreement, license or other instrument or obligation of any kind or nature by which Seller may be bound or affected;

(b) violate or conflict with any order, writ or injunction of any court, administrative agency or Governmental Authority to which Seller is subject;

(c) violate any provision of the organizational documents of Seller;

(d) result in the creation or imposition of any Lien upon any property of Seller; or

(e) require any authorization, consent, approval, exemption or other action by or notice to any court, Governmental Authority or any other Person.

3.11. Conduct Prior to Closing. From the Effective Date to the Closing, Seller shall:

(a) Not pledge or subject any of the Assets to any Lien or restriction, or, remove any equipment, machinery, and fixtures (medical or otherwise) listed on Schedule 1.1(b) from the Hospital Facility;

(b) Not voluntarily or involuntarily sell, transfer, abandon, surrender, lease or otherwise dispose of any of the Assets other than Inventory in the ordinary course of business; and

(c) Continue to operate the air conditioning equipment and maintain the grounds.

3.12. Health, Safety and Environment. Neither Seller, nor to Seller’s knowledge any other Person, has ever generated, manufactured, transported, treated, stored, disposed of or otherwise handled any Hazardous Materials at any site, location or facility in connection with the Hospital or any of the Assets in violation of any applicable Environmental and Safety Requirements (as hereinafter defined). Seller (i) is in material compliance with all applicable federal, state and local laws, rules, regulations, ordinances and requirements relating to public health and safety, worker health and safety and pollution and protection of the environment, all as amended or hereafter amended (“Environmental and Safety Requirements”), and (ii) possesses all required permits, licenses, certifications and approvals and has filed all notices or applications required thereby or pertaining thereto. Seller has never been subject to, or received any written notice of, any private, administrative or judicial inquiry, investigation, order or action, or any written notice of any intended or threatened private, administrative, or judicial inquiry, investigation, order or action relating to the presence or alleged presence of Hazardous Materials in, under or upon any property leased or owned by Seller, nor is Seller aware of any such inquiry, investigation, order, action or notice. There are no pending, or to the knowledge of Seller, threatened, investigations, actions, orders or proceedings (or written notices of potential investigations, actions, orders or proceedings) from any Governmental Authority or any other entity regarding any matter relating to Environmental and Safety Requirements. To Seller’s knowledge, there are not currently and there have not ever been on or under the Real Property any underground storage tanks of any size or for any purpose.

3.13. Brokers. Pursuant to a separate written agreement, Seller has agreed to pay a commission to HENRY S. MILLER COMMERCIAL (“Broker”) upon consummation of the Closing and payment of the Purchase Price. Except as set forth in the preceding sentence, Seller shall defend, indemnify, and hold harmless Buyer, and Buyer shall defend, indemnify and hold harmless the Seller, from and against all claims by third parties for brokerage, commission, finder’s, or other fees relative to this Agreement or the sale of the Assets, and all court costs, attorney fees, and other expenses arising therefrom, and alleged to be due by authorization of the indemnifying party. The obligations set forth herein shall survive the termination of this Agreement.

3.14. No Misrepresentation. None of the representations and warranties of Seller set forth in this Agreement, in any of the certificates, schedules, lists, documents, exhibits, or other instruments delivered, or to be delivered, to Buyer as contemplated by any provision hereof (including the Transaction Documents), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading. To the knowledge of Seller, there are no material facts which have not been disclosed to Buyer which have a Material Adverse Effect, or could reasonably be anticipated to have a Material Adverse Effect, on the Assets or Seller’s ability to consummate the transactions contemplated hereby.

3.15. Survival. These representations, warranties and covenants of Seller in this Agreement shall survive the Closing.

ARTICLE IV.

BUYERS’ REPRESENTATIONS AND WARRANTIES

Buyer hereby represents and warrants to Seller as of the Effective Date and the Closing Date as follows:

4.1. Organization. Buyer is the State of Louisiana.

4.2. Authorization. Buyer has full power, right and authority to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution, delivery and performance by Buyer of this Agreement and each of the Transaction Documents to which it is a party have been duly and properly authorized by all requisite action in accordance with applicable law. This Agreement and each of the Transaction Documents to which Buyer is a party has been duly executed and delivered by it and is the valid and binding obligation of Buyer and is enforceable against Buyer in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and the availability of equitable remedies.

4.3. Transaction Not a Breach. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents will not:

(a) violate or conflict with any order, writ or injunction of any court, administrative agency or Governmental Authority to which Buyer is subject; or

(b) violate any provision of the organizational documents or operating documents of Buyer.

4.4. Broker. All negotiations relating to this Agreement and the Transaction Documents, and the transactions contemplated hereby and thereby, have been carried on without the intervention of any Person acting on behalf of Buyer in such a manner as to give rise to any valid claim for any broker’s or finder’s fee or similar compensation against Seller.

4.5. Litigations and Proceedings. There are no claims counterclaims, actions, suits, orders, proceedings (arbitration, mediation or otherwise), investigations or judgments pending or, to the knowledge of Buyer, threatened against Buyer relating to the transactions contemplated hereby, at law or in equity, in any court or agency, or before or by any Governmental Authority.

4.6. No Misrepresentation. None of the representations and warranties of Buyer set forth in this Agreement or in any of the certificates, schedules, lists, documents, exhibits, or other instruments delivered, or to be delivered, to Seller as contemplated by any provision hereof (including the Transaction Documents), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading. To the knowledge of Buyer, there are no material facts which have not been disclosed to Seller which have a Material Adverse Effect, or could reasonably be anticipated to have a Material Adverse Effect, on Buyer’s ability to consummate the transactions contemplated hereby.

4.7. Survival. These representations, warranties and covenants of Buyer in this Agreement shall survive the Closing.

ARTICLE V.

CLOSING

5.1. Time and Place. The closing of the transactions that are the subject of this Agreement (“the Closing”) shall be held at the offices of LandAmerica Commonwealth Land Title Company. LandAmerica’s agent in Baton Rouge will be Steve Landry, Commerce Title Company, 4000 South Sherwood Forest Blvd., Baton Rouge, Louisiana 70816. LandAmerica’s agent Steve Landry at the Baton Rouge office shall research the title documents; and any documents which are required from Buyer shall be delivered to that office. All documents required from Seller shall be delivered to Marvin Zindler, Jr. at LandAmerica’s Houston office , 11 Greenway Plaza, Suite 120, Houston, Texas 77046; and the actual funding shall be done at that office. The closing shall be held on or before December 14, 2007 (the “Closing Date.”).

5.2. Deliveries of Seller. At the Closing, Seller will execute and deliver or cause to be executed and delivered to Buyer the following:

(a) (1) a certificate of the Secretary of Seller as to (i) copies of resolutions of its managers or Board of Directors, or its member(s), as the case may be, authorizing the execution, delivery and performance of this Agreement, the Transaction Documents and the sale of the Assets in accordance with the terms hereof; (ii) a Certificate of Good Standing of Seller issued by the Secretary of State of such Seller’s formation; and (iii) incumbency and specimen signatures with respect to its authorized representatives executing this Agreement and any Transaction Documents and (2) a certificate of the Secretary of Seller’s parent identified in Section 10.16 as to copies of resolutions of its managers or Board of Directors or its members, as the case may be, authorizing and approving the sale of the Assets in accordance with the terms hereof;

(b) any required third party consents, filings, and certificates from Seller or any third party (including, any Governmental Authority) relating to the transfer of the Assets;

(c) all applicable documentation releasing Liens covering, concerning or relating to the Assets, in form and substance reasonably acceptable to Buyer;

(d) Cash Sale with warranty of title, fully executed by Seller in recordable form, conveying good and indefeasible title to the Real Property and all improvements to Buyer;

(e) General Bill of Sale and Assignment, fully executed by Seller, transferring good title to all tangible assets constituting the Assets (other than the Real Property) to Buyer;

(f) Assignments of Assumed Contracts, fully executed by Seller, assigning all right, title and interest of Seller in and to the Assumed Contracts to Buyer;

(g) Certificate of Seller certifying that all representations and warranties contained in this Agreement are truthful, accurate and complete as of the Closing Date, along with an update to any of the Schedules attached hereto in a manner acceptable to Buyer in its sole discretion;

(h) such other documents and instruments as Buyer or its counsel reasonably shall deem necessary to consummate the transactions contemplated hereby;

(i) a possession/lien affidavit as required by the Title Company to remove the standard exceptions on the title policy; and

(j) an owner’s title insurance policy in the amount of the Purchase Price issued by the Title Company insuring Buyer that Buyer is acquiring the Real Property free and clear of all liens and encumbrances other than any specifically accepted in writing by Buyer.

All documents delivered to Buyer shall be in form and substance reasonably satisfactory to counsel for Buyer.

5.3. Deliveries of Buyer. At the Closing, Buyer will deliver to Seller simultaneously with the delivery of the items referred to in Section 5.2 above:

(a) the payment of the Purchase Price, subject to applicable tax prorations;

(b) a certificate of the Secretary or other official of Buyer as to (i) copies of authorizations of its officials authorizing the execution, delivery and performance of this Agreement and the Transaction Documents; and (ii) incumbency and specimen signatures with respect to its officials executing this Agreement and any Transaction Documents;

(c) a certificate of Buyer signed by an authorized official of Buyer certifying that all representations and warranties contained in this Agreement are truthful, accurate and complete as of the Closing Date; and

(d) such other documents and instruments as Seller or its counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

All documents delivered to Seller shall be in form and substance reasonably satisfactory to the counsel for Seller.

5.4. Additional Acts. From time to time, prior to and after the Closing, Buyer and Seller agree to execute and deliver such other instruments of conveyance and transfer, and take such other actions as the other party may reasonably request to more effectively convey and transfer full right, title, and interest to, vest in, and place Buyer in legal and actual possession of, any and all of the Assets and otherwise effectuate the transaction contemplated by this Agreement.

5.5. Possession of Premises. Buyer shall be entitled to immediate and complete possession of all of the Assets on the Closing Date.

ARTICLE VI

BUYER’S CONDITION PRECEDENT

Unless otherwise waived by Buyer, the obligation of Buyer to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

6.1. Notification. Between the Effective Date and the Closing Date, Seller will promptly notify Buyer of the occurrence of any breach of any covenant of Seller or any member or Affiliate of Seller in this Article VI or of the occurrence of any event that may make the satisfaction of the conditions in this Agreement impossible or unlikely.

6.2. Efforts. Between the Effective Date and the Closing Date, Seller will use all commercially reasonable efforts to cause the conditions in this Article VI to be satisfied.

6.3. Accuracy of Representations. Each of Seller’s representations and warranties in this Agreement must have been accurate as of both the Effective Date and Closing Date, and Seller shall have delivered a certificate to Buyer which certifies the foregoing.

6.5 Satisfaction of Covenants. Each of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with.

6.6 Deliveries. Seller must have delivered to Buyer the documents required to be delivered pursuant to Section 5.2.

6.7 No Material Adverse Effect. Between the Effective Date and the Closing Date, except for the conditions precedent set forth herein, there has not been any Material Adverse Effect on the Assets.

6.8 Ordinary Course. Seller covenants and agrees that, from and after the Effective Date through and including the Closing Date, Seller shall not: (a) enter into any new, or modify any existing, material lease, material contract or other material obligation with respect to the Assets without the prior written consent of Buyer; (b) take any action which will or may adversely affect title to the Assets; (c) commit any act which will violate any material term or provision of the Assumed Contracts or any federal or state law, ordinance or regulation applicable to the Assets, or (d) remove any equipment, machinery, and fixtures (medical or otherwise) listed on Schedule 1.1(b) from the Hospital Facility, or (e) permit the buildings or grounds to be neglected or become in disrepair.

6.9 Contingencies. The obligations of Buyer under this Agreement are conditioned upon the satisfaction to Buyer, at Buyer’s sole discretion, of the following contingencies (the “Contingencies”):

(a) Clear Title Binder. Issuance, at Seller’s expense, of a commitment for owner’s title insurance on the Real Property by LandAmerica Title Company of Houston, Texas (the “Title Company”)on a standard ALTA form, such commitment reflecting the status of the title of the Real Property complies with the provisions of Section 3.7 hereof. Seller shall convey valid and merchantable title to the Assets in fee simple title, free of any bonded assessments, liens, mortgages and encumbrances other than for current real estate taxes. There will be no leases, easements, encumbrances or other agreements affecting the Assets except as disclosed to Buyer and approved in writing by Buyer.

(b) Environmental. Buyer having satisfied itself, in its sole reasonable discretion, with the environmental condition of the Real Property.

(c) Physical Inspections, Surveys, Soil Boring, etc. Buyer having satisfied itself, in its sole discretion, as to the physical condition of the Assets. Seller grants to Buyer and its agents or representatives the temporary right to enter onto the Real Property at all times during the term of this Agreement and to perform such examinations, and to make such surveys, soil borings, wetlands determinations, environmental assessments, termite inspection, and other tests as Buyer deems necessary, in its sole discretion and other investigations and review of the physical characteristics, measurements, values, and extent of the Real Property, provided any such tests shall not be so performed as to damage the Real Property materially or to unreasonably interfere with its use or occupancy by Seller. Buyer agrees to indemnify and hold Seller harmless against loss or damage from claims directly resulting from Buyer’s conduct of its tests and investigation. Specifically pertaining to a termite inspection if Buyer’s agent determines there exists currently or in the past the presence of termites, Seller will provide for termite remediation and the repair and replacement of all damage to the property satisfactory to Buyer’s agent inspection prior to Closing. Specifically pertaining to the roof, building exterior skin and window systems, if Buyer’s agent determines there exist currently moisture penetrations, Seller will provide for the repair and replacement of all damage to the property satisfactory to Buyer’s agent inspection to Closing.

(d) Survey. Buyer shall obtain, at Buyer’s expense, an on the ground survey of the Real Property, locating all improvements and all easements and servitudes of record, and including an updated legal description of the Real Property, which survey shall be made available to Seller upon its completion. Said survey must verify that the Real Property contains at least 16.634 acres; and that it discloses no adverse encroachments, servitudes, etc. that would materially affect the value or use of the Real Property. If the survey discloses that the Real Property contains less than the minimum acreage specified in the preceding sentence, Buyer shall have the option of canceling this Agreement by written notice to Seller within the Inspection Period. There shall be no increase in the Purchase Price if the survey discloses that the Real Property contains more than the minimum acreage specified above.

Seller hereby agrees to cooperate with Buyer in securing the aforesaid tests, inspections and title binder. Seller also agrees to use its best efforts to satisfy the requirements of those Contingencies set forth in this Agreement prior to the end of the Inspection Period as herein defined. Within ten (10) days of the execution hereof, Seller shall deliver to Buyer copies of any and all surveys, title policies, and engineering and environmental reports that Seller or its representative may possess pertaining to the Real Property. Buyer shall not disclose directly or indirectly, verbally or in writing, the contents of the reports to any third party, except to its employees, agents, attorneys, accountants, consultants and/or other persons or entities for the purposes of conducting the due diligence investigations contemplated herein and closing of the sale contemplated hereby, or except as required by law (including the public records laws) or in response to an order of the court of competent jurisdiction or government agency, provided that Buyer shall promptly advise Seller of any such order to provide Seller with an opportunity to contest it.

(e) Appraisal. Receipt by Buyer, in its sole discretion, within the Inspection Period of an appraisal of the Real Property and other Assets performed by appraiser(s) acceptable to Buyer valuing the Real Property and other Assets for a sum not less than the Purchase Price, in the absence of which Buyer may elect to terminate this Agreement without further liability.

(f) Inspection Period. Determination by Buyer, in its sole discretion, within the Inspection Period, which period shall begin on the Effective Date and end on the Closing Date, that besides the other Contingencies described in (a) through (e) above, the Real Property and other Assets are otherwise in good condition and are feasible for their intended use, by certain due diligence investigations, which may include, but not be limited to, zoning, existence of appeals, availability of utilities, access to publicly dedicated streets, and tests of the tangible personal property and leased equipment described on schedules 1.1(b) and (c). Buyer, during the Inspection Period and as set forth in Section 8.1(c), may elect to terminate this Agreement without further liability.

On or before the expiration of the Inspection Period, Buyer shall advise Seller that (x) all of the Contingencies have been satisfied or have been waived, or (y) the Contingencies have not been satisfied, in which case this Agreement shall be null and void.

If Buyer timely advises Seller in writing that such Contingencies have not been satisfied or Seller is unable to meet the other requirements and conditions of this Agreement, this Agreement shall terminate without liability on the part of any party.

ARTICLE VII.

SELLER’S CONDITION PRECEDENT

Unless waived by Seller, the obligation of Seller to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

7.1 Notification. Between the Effective Date and the Closing Date, Buyer promptly notifies Seller of the occurrence of any breach of any covenant of Buyer in this Article VII or of the occurrence of any event that may make the satisfaction of the conditions in this Agreement impossible or unlikely.

7.2 Efforts. Between the Effective Date and the Closing Date, Buyer will use all commercially reasonable efforts to cause the conditions in this Article VII to be satisfied.

7.3 Accuracy of Representations. Buyer’s representations and warranties in this Agreement must have been accurate as of both the Effective Date and Closing Date.

7.4 Satisfaction of Covenants. Each of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with.

7.5 Deliveries. Buyer must have delivered each of the items required to be delivered by Buyer pursuant to Section 5.3.

ARTICLE VIII.

TERMINATION

8.1. Termination Events. This Agreement may, by written notice given prior to or at the Closing, be terminated:

(a) by mutual consent of Buyer and Seller;

(b) by either Buyer or Seller, if a material breach of any provision of this Agreement has been committed by the other party, upon 5 days prior written notice (during which the party in breach may cure such breach), and such breach has not been waived;

(c) by Buyer if any of the conditions in Article VI have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible and Buyer has not waived such condition on or before the Closing Date; or

(d) by Seller, if any of the conditions in Article VII have not been satisfied as of the Termination Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date.

8.2. Effect of Termination. Each party’s right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired and such party shall be entitled to be reimbursed for its expenses incurred prior to the date of such termination in connection with the Agreement.

ARTICLE IX.

POST-CLOSING COVENANTS

9.1. Indemnification by Seller. From and after the Closing, Seller agrees to indemnify, defend and save Buyer and its respective Affiliates and each of its respective officers, directors, employees, agents and fiduciaries (each, a “Buyer Indemnified Party”), forever harmless from and against, and to pay to a Buyer Indemnified Party or reimburse a Buyer Indemnified Party for (in either case within ten days of its receipt of notice in accordance with the terms of this Article from any Buyer Indemnified Party), any and all liabilities (whether contingent, fixed or unfixed, liquidated or unliquidated, or otherwise), obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs, expenses, interest, fines, penalties, actual or punitive damages or costs or expenses of any and all investigations, proceedings, judgments, environmental analyses, remediations, settlements and compromises (including reasonable fees and expenses of attorneys, accountants and other experts) actually sustained or incurred by any Buyer Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any of the following:

(a) any misrepresentation or breach of a representation or warranty contained in this Agreement or in the Transaction Documents by Seller, or non-compliance with or breach by Seller of any of the covenants or agreements contained in this Agreement or the Transaction Documents to be performed by Seller or any of its Affiliates;

(b) the ownership and operation of the Assets and the Excluded Assets, on or prior to the Closing Date (including without limitation obligations under the Assumed Contracts accruing prior to the Closing);

(c) any Tax liability of Seller;

(d) any violations of or obligations under Environmental and Safety Requirements relating to acts, omissions, circumstances or conditions to the extent existing or arising on or prior to the Closing Date, whether or not such acts, omissions, circumstances or conditions constituted a violation of Environmental and Safety Requirements as then in effect; and

(e) any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and Seller.

ARTICLE X.

MISCELLANEOUS

10.1. Definitions. For purposes of this Agreement, the following terms have the meaning set forth below:

“Affiliate” means an affiliate as defined in Rule 405 under the Securities Act of 1933, as amended, and includes any past and present Affiliate of a Person.

“Code” means the Internal Revenue Code of 1986, as amended.

“Hazardous Materials” means (a) hazardous materials, hazardous substances, extremely hazardous substances or hazardous wastes, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., and any other Environmental and Safety Requirements; (b) petroleum, including crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (c) any radioactive material, including any source, special nuclear, or by-product material as defined in 42 U.S.C. §2011 et seq.; (d) asbestos in any form or condition; and (e) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental and Safety Requirements.

“Liens” means any claims, liens, charges, restrictions, options, preemptive rights, mortgages, hypothecations, assessments, pledges, encumbrances or security interests of any kind or nature whatsoever.

“Material Adverse Effect” means, with respect to any Person or property, a material adverse effect on the prospects, financial or physical condition or results of operations of such Person or property.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, undertaking, unincorporated association, corporation, entity, organization or Governmental Authority.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group, as defined in Section 1504 of the Code (or being included, or required to be included, in any tax return relating thereto).

“Transaction Documents” means this Agreement and all agreements and instruments contemplated by and being delivered pursuant to or in connection with this Agreement.

10.2. Notices, Consents, etc. Any notices, consents or other communication required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered by a nationally recognized overnight courier service, or (d) sent by facsimile transmission to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

	(i)	If to Seller:
Vista Holdings, LLC
10304 Interstate 10 East, Suite 369
Houston, Texas 77029
Attention: Philip S. Chan
Tel: 713.378.2000
Fax: 713.378.3155

Copies to:		Legal Department
10304 Interstate 10 East, Suite 369
Houston, Texas 77029
Attention: David W. Farley
Tel: 713.378.2012
Fax: 713.673.6432

Henry S. Miller Commercial
3050 Post Oak, Suite 150
Houston, Texas 77056
Attention: M. Bruce Jester
Tel: 713.626.2828
Fax: 713.386.1071

The Carter Law Firm
1314 Texas Avenue, Suite 1110
Houston, Texas 77002
Attention: Eric G. Carter, Esq.
Tel: 713.227.0042
Fax: 713.227.7001

	(ii)	If to Buyer:
Division of Administration,
Facility Planning and Control
P.O. Box 94095
Baton Rouge, Louisiana 70804
1201 North Third Street, Claiborne Building
Suite 7-160
Baton Rouge, Louisiana 70802
Attention: Denise G. Marrero
Tel: 225-342-0821
Fax: 225-342-7624

with a copy to:		Kantrow, Spaht, Weaver & Blitzer (APLC)
Suite 300, City Plaza
445 North Boulevard
Baton Rouge, Louisiana 70821
Attn.: Lee C. Kantrow
Telephone: 225-383-4703
Fax: 225-343-0637

Date of service of such notice shall be (A) the date such notice is personally delivered, (B) three days after the date of mailing if sent by certified or registered mail, (C) one day after date of delivery to the overnight courier if sent by overnight courier or (D) the next succeeding day after transmission by facsimile.

10.3 Certain Taxes. Seller will pay all transfer taxes and other taxes and charges, if any, which may become payable in connection with the transactions contemplated by this Agreement.

10.4 Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement or the Transaction Documents is intended to be exclusive of any other remedy. Each such remedy shall be cumulative, and in addition to every other such remedy or any other remedy existing at law or in equity.

10.5 Severability and Reformation. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision. If any of the transactions contemplated herein or provisions hereof violates any applicable law, then the parties hereto agree to negotiate in good faith such changes to the structure and terms of the transactions provided for in this Agreement or the Transaction Documents as may be necessary to make these transactions, as restructured, lawful under applicable laws and regulations, without materially disadvantaging either party. The parties to this Agreement shall execute and deliver all documents or instruments necessary to effect or evidence the provisions of this Section 10.5.

10.6 Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding on a party hereto only if such amendment or waiver is set forth in a writing executed by such party. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.

10.7 Counterparts. This Agreement may be executed simultaneously via facsimile or otherwise in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other.

10.8 Expenses. Except as otherwise specifically provided herein, each of the parties shall pay all costs and expenses incurred or to be incurred by it, him or her, as the case may be, in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

10.9 Construction. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Louisiana, without giving effect to provisions thereof regarding conflict of laws.

10.10 Headings. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

10.11 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, except that Buyer may assign this Agreement to an agency or instrumentality of the State of Louisiana, including without limitation the Board of Supervisors of Louisiana State University and Agricultural and Mechanical College.

10.12 Entire Agreement. This Agreement, the Preamble and all the Schedules attached to this Agreement (all of which shall be deemed incorporated in the Agreement and made a part hereof) set forth the entire understanding of the parties with respect to the subject matter hereof, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the parties hereto.

10.13 Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties to this Agreement and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

10.14 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

10.15 Jurisdiction, Venue, and Choice of Law. The parties agree that venue and jurisdiction for any legal disputes regarding the enforcement of this Agreement shall lie in the state district courts of East Baton Rouge Parish, Louisiana. This Agreement shall be enforced and interpreted according to the laws of the State of Louisiana, without regard to its conflict of laws provisions.

10.16 Intervention by Parent. Now unto these presents comes Dynacq Healthcare, Inc., a Nevada corporation, which represents that it owns all of the membership interests of Seller.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date, although not necessarily executed on the Effective Date.

SELLER:
VISTA HOLDINGS, LLC

By:	/s/ Philip S. Chan
Phillip S. Chan
Its:	President

BUYER:
STATE OF LOUISIANA

By:	/s/ Jerry W. Jones
Jerry W. Jones, Director
Facility Planning and Control, Division of Administration

INTERVENOR:
DYNACQ HEALTHCARE, INC.

By:	/s/ Philip S. Chan
Philip S. Chan
Printed Name

Its:	Vice President